Exhibit 10.1

BRE PROPERTIES, INC.

PERFORMANCE STOCK AWARD AGREEMENT

This Performance Stock Award Agreement (this “Agreement”), dated as of                      (the “Grant Date”), is entered into by and between BRE Properties, Inc., a Maryland Corporation (the “Company”), and                      (“Employee”).

BACKGROUND

The Company and Employee have entered into an                              (the “Employment Agreement”), which provides that, at the discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), Employee is eligible to receive long term incentive awards.

The Company has established the 1999 BRE Stock Incentive Plan, as amended (the “Plan”), to provide, among other things, long term incentive awards.

The Committee has determined that Employee be granted shares of Common Stock of the Company (“Common Stock”) under the Plan subject to the restrictions stated below and as hereinafter set forth.

The Company and Employee intend that the grant of the portion of shares of Common Stock subject to vesting pursuant to Sections 4.2 and 4.3 of this Agreement qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan and the Information Statement, dated as of the Grant Date, with respect to the Plan. Employee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2. Main Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Sections 3 and 4, the Company hereby grants to Employee                               shares of Common Stock (the “Shares”) under the Plan which number of Shares shall be subject to adjustment pursuant to Sections 11 and 12. The Shares shall be deemed “Restricted Shares” under the Plan. Shares shall not include Reserved Performance Shares.

3. Time Vesting of Shares.                                           (the “Time Vesting Shares”) shall, subject to continuous employment with the Company, vest ratably over four years, one-quarter on each anniversary of the Grant Date.

4. Performance Shares.

4.1. Definitions. For the purposes of this Agreement the following terms shall have the following meaning:

(a) “EVA Spread” shall mean the amount by which the Performance Period ROIC exceeds the Performance Period WACC.

(b) “Goals” shall mean the performance goals for Relative TSR/RMS, Relative TSR/Peer Group, and EVA Spread set forth on Exhibit A.

(c) “Good Cause” shall have the meaning set forth in the Employment Agreement

(d) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(e) “Maximum” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Maximum” on Exhibit A.

(f) “Peer Group” shall mean AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential REIT and UDR, Inc., provided that, if the stock of any one or more of such entities is no longer publically traded during the Performance Period then such entity or entities shall be dropped from the Peer Group as of the end of the quarter prior to the quarter in which the stock of such entity or entities stops being publically traded

(g) “Peer Group Total Return” shall mean the sum for the entire Performance Period of the result obtained by dividing (i)the quarterly total Shareholder Return for each of the members of the Peer Group by (ii) the number of entities in the Peer Group for each quarter during the Performance Period.

(h) “Performance Period” shall mean the period of time between                      through and including                     .

(i) “Performance Period ROIC” shall mean the average of the Return on Invested Capital for each of the 16 quarterly periods during the Performance Period.

(j) “Performance Period WACC” shall mean the average of the Weighted Average Cost of Capital for each of the 16 quarterly periods during the Performance Period.

(k) “Performance Vesting Date” shall mean                     .

(l) “RMS Total Return” shall mean the MSCI US REIT Index Total Return as published at the end of each day of trading on the American Stock Exchange at www.msci.com.

(m) “Relative TSR/Peer Group” shall mean the percentage of the Company’s total Shareholder Return during the Performance Period to the Peer Group Total Return during the Performance Period.

(n) “Relative TSR/RMS” shall mean the percentage of the Company’s total Shareholder Return during the Performance Period to the RMS Total Return during the Performance Period.

(o) “Reserve Contribution” shall mean for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than or equal to the Target, then zero,

(ii) greater than or equal to the Target and less than the Maximum, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the proportion that the Goal achieved as of the Performance Vesting Date is between the Target and the Maximum, or

(iii) greater than the Maximum, then the Weighting Factor of such Goal.

(p) “Return on Invested Capital” shall mean, for a given period, the quotient of (x) the Company’s adjusted EBITDA during such period, as disclosed by the Company in its earnings releases as supplemental financial information, divided by (y) the average book capitalization for during such period.

(q) “Shareholder Return” shall mean, for any period, the percentage computed by taking the quotient of (x) the sum of the Stock Price on the last trading day of the period plus the dividends per share paid during such period divided by (ii) the Stock Price on the first trading day of such period or, if the Shareholder Return is being determined across consecutive quarters, the first trading day of the first of the consecutive quarters.

(r) “Stock Price” shall mean, for a given day, with respect to BRE, the closing price of a share of Common Stock as of the end of such day and, with respect to a member of the Peer Group, the closing price for the common stock or other most widely and regularly traded equity interest in such member of the Peer Group as of the end of such day.

(s) “Target” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Target” on Exhibit A.

(t) “Threshold” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Threshold” on Exhibit A.

(u) “Vesting Contribution” shall mean for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than the Threshold, then zero,

(ii) greater than or equal to the Threshold and less than the Target, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the sum of (i) 50% plus (ii) the product of (A) the proportion that the Goal achieved as of the Performance Vesting Date is between the Threshold and the Target multiplied by (B) 50%,

(iii) greater than or equal to the Target, then the Weighting Factor of such Goal.

(v) “Weighted Average Cost of Capital” shall mean, for a given period, the Company’s weighted average cost of capital (comprised of Common Stock, Preferred Stock and liabilities other than accounts payable and other similar short-term liabilities and accrued expenses) during such period. For example purposes, the determination of Weighted Average Cost of Capital for the year ending December 31, 2004 is set forth on Exhibit C.

(w) “Weighting Factor” shall mean, with respect to a Goal, the percentage associated with that Goal under the column labeled “Weighting Factor” on Exhibit A.

4.2. Vesting Performance Shares.

(a) The Shares that are not Time Vesting Shares, but excluding the Earned Dividend Shares (as defined in Section 11 below) that shall vest in accordance with part (a) of the last sentence of Section 11, (such net amount of Shares being hereinafter referred to as the “Performance Shares”) shall, subject to Sections 5 and 6, vest on the anniversary of the Grant Date immediately following the Performance Vesting Date with respect to that percentage (the “Aggregate Vesting Contribution”) of the Shares determined pursuant to this Section 4.2.

(b) The Vesting Contribution shall be determined as of the Performance Vesting Date as soon as all of the information reasonably necessary for determining the Vesting Contribution is available (such date of determination, the “Vesting Determination Date”). If any of the information reasonably necessary for determining the Vesting Contribution is not available through the end of the year in which the Performance Vesting Date occurs and is not expected to be available within 60 days of the Performance Vesting Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 4 as though such information represented the information for the full year. The Aggregate Vesting Contribution shall be computed as the sum of the Vesting Contribution for each of the Goals. Examples of the Vesting Contribution Computations are attached hereto as Exhibit B.

(c) The Committee shall have sole responsibility for determining and shall certify the computation of the Vesting Contribution for each Goal and the amount of Shares that shall vest pursuant to this Section 4.2.

4.3. Grant and Issuance of Reserve Performance Shares.

(a) The Company has reserved for issuance to Employee up to the                               shares of Common Stock as Reserve Performance Shares (as adjusted for any stock splits, stock dividends, reclassifications or similar events) (the “Reserve Performance Shares”) to be granted and issued to Employee pursuant to this Section 4.3. If pursuant to the Company’s determination pursuant to Section 4.2 it is determined that any Goal achieved as of the Performance Vesting Date is greater than the Target for such Goal, then the Company shall grant and issue to Employee a number of the Reserve Performance Shares equal to the product of (x) the sum of the Reserve Contribution for each Goal multiplied by (y) the number of Reserve Performance Shares.

(b) If Employee shall be entitled to receive any Reserve Performance Shares, then the Company shall, promptly after the determination pursuant to Section 4.2, issue to Employee a stock certificate representing the number of Reserve Performance Shares determined in accordance with Section 4.3(a) (the “Reserve Certificate”). The Reserve Certificate shall not have endorsed thereon the legend set forth in Section 8 and the Company shall not retain or otherwise escrow or withhold the Reserve Certificate from Employee pursuant to this Agreement.

(c) Employee shall have no rights as a shareholder (including voting rights or rights to dividends) with respect to any Reserve Performance Shares until such time as they may become issuable pursuant to Section 4.3(a).

4.4. Forfeiture of Unvested Shares. Until such time as the Performance Shares vest, the Performance Shares or so much of them as determined in accordance with this Section 4.4, the Earned Dividend Shares associated with such Performance Shares and the Reserve Performance Shares shall be subject to forfeiture on the terms and conditions contained in this Section 4.4.

(a) In the event of a restatement of the Company’s previously issued financial statements as a result of errors, omission, fraud or non-compliance with financial reporting requirements (a “Restatement”) (a Restatement does not include a restatement required due to a required or voluntary adoption of a change in accounting principals, policies or procedures promulgated by any board or organization with the authority to require adoption of such change), the Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of all unvested Performance Shares issued pursuant to this Agreement up to the amount determined as follows:

(i) The Company shall compute the actual number of performance based vesting shares (the “Restated Vested Shares”) that Employee would have been entitled to have vested with respect to any awards granted pursuant to the Plan in any year affected by the Restatement using for such computation the restated financial information.

(ii) The number of Restated Vested Shares shall be compared to the actual number of performance based vesting shares (including any shares earned based upon dividends paid relating to those vesting shares and shares received for exceeding target similar to the Reserve Performance Shares in this Agreement, the latter such shares being hereinafter referred to as “Reserve Vesting Shares”) that have already vested (the “Vested Shares”) for any period affected by the Restatement. If the number of Vested Shares exceeds the number of Restated Vested Shares (such difference being hereinafter referred to as the “Share Overpayment”), then the number of Performance Shares shall be decreased by the Share Overpayment, provided that, if Employee has entered into any earlier dated agreement under the Plan that provides for performance based vesting shares that can be forfeited due to a Restatement (excluding Reserve Vesting Shares), the Share Overpayment shall come first from such unvested performance based vesting shares issued under those prior agreements until the total reduction in the number of such performance based vesting shares equals the lesser of (i) the Share Overpayment or (ii) all such performance based vesting shares and only if the Share Overpayment is greater than the number of such prior award performance based vesting shares, thereafter from the Performance Shares. If the Share Overpayment is greater than the number of Employee’s unvested performance based vesting shares (including the Performance Shares) plus any Reserve Vesting Shares that would have been received by Employee but for a forfeiture in a prior agreement of the Reserve Vesting Shares due to the Restatement, then the number of Reserve Vesting Shares the Employee would receive on the Performance Vesting Date shall be reduced by such difference. Except as provided in 4.4(b) below, in no event shall the number of shares forfeited by Employee exceed the lesser of (i) all unvested performance based vesting shares awarded to Employee under the Plan (including Reserve Vesting Shares) or (ii) the Share Overpayment.

(b) In any instance in which, in the view of the Committee, Employee engaged in an act of fraud or misconduct that contributed to the need for a Restatement affecting the year of or any year prior to the Performance Vesting Date, the Compensation Committee may, in its discretion, recover and the Employee shall forfeit or repay, all of Employees grants under this Agreement whether vested or not. The Compensation Committee may require the Employee to, and Employee shall, return to the Company any vested shares if such shares are still owned by Employee, any proceeds from the sale of any vested shares if Employee has sold such shares, the fair market value of such shares on the date of transfer if Employee transferred any vested shares, and all dividends paid on all shares granted pursuant to this Agreement whether vested or not.

(c) If the number of Restated Vested Shares is greater than the number of performance based vesting shares (including Reserve Vesting Shares) that actual vested, then Employee shall be entitled to receive shares equal to such difference, provided that, if Employee is entitled to receive such shares pursuant to any other award under the Plan, then Employee shall only be entitled to receive such additional shares once and not once for each such award.

(d) The forfeiture of shares pursuant to this Section 4.4 shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies. This Section 4.4 shall not replace and shall be in addition to any rights of the Company to recoup shares from Employee under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, provided that Employee shall forfeit the number of shares equal to the greater of (but not the sum of) the amount computed pursuant to this Section 4.4 and the amount to be recouped under applicable laws and regulations.

5. Vesting of Shares Upon Change in Employment Status.

5.1. Termination Without Cause, Resignation With Good Reason, Retirement, or Upon Death or Disability. Notwithstanding Sections 3 and 4, if prior to the Performance Vesting Date Employee’s Employment Agreement and employment with the Company is terminated by Employee due to Good Reason or retirement on or after the Retirement Age, or by the Company for other than Good Cause, or due to death or Disability, then effective as of the date of such termination (i) the number of Shares that would vest pursuant to Section 4 and the number of Reserve Performance Shares that would be issued will be computed in accordance with Section 4 using as the Performance Vesting Date, the most recent quarter ending on or before the Employee’s termination or retirement date and multiplying the result by a fraction the numerator of which is the number of whole quarters between January 1, 2009 and the date of such termination and the denominator of which is sixteen (16), (ii) the number of Earned Dividend Shares that vest will equal the number determined pursuant to Section 11 using the Vesting Contribution as computed in (i) above, and (iii) the number of additional Time Vesting Shares vesting pursuant to Section 3 shall be determined by multiplying the total number of Time Vesting Shares by a fraction, the numerator of which is the number of whole quarters since the Grant Date and the denominator of which is sixteen (16) and subtracting therefrom, the number of shares that have already vested pursuant to Section 3.

5.2. Termination for Cause or Resignation Without Good Reason. Notwithstanding Sections 3 and 4, if Employee’s Employment Agreement and employment with the Company is terminated by the Company for Good Cause or Employee resigns without Good Reason prior to the Performance Vesting Date, all of the then-unvested Shares and any right to any Reserve Performance Shares shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares or any Reserve Performance Shares.

5.3. Termination Following a Change in Control. If within 12 months after the effective date of a Change in Control (as defined in the Employment Agreement) Employee’s Employment Agreement and employment with (i) the Company, (ii) an affiliate of the Company (as such term is defined in the Exchange Act) or (iii) such entity that the Company has merged or consolidated with or an affiliate (as such term is defined in the Exchange Act) of such entity (such entity or affiliate in (i), (ii) or (iii), the “Continuing Employer”) is terminated by Employee for Good Reason or by the Continuing Employer without Good Cause, then, notwithstanding Sections 3, 4 and 11, 100% of the then-unvested Shares that otherwise could have vested pursuant to Sections 3 and 4 and all Earned Dividend Shares issued as of such date shall automatically vest on the date of such termination of employment, provided, however, that if prior to such termination the outstanding shares of common stock of the Company shall have been exchanged or converted into the right to receive other securities, cash or property, whether pursuant to a merger, consolidation or sale of all or substantially all of the assets of the Company (a “Conversion Event”), then each Share that could vest pursuant to this Section 5.3 shall immediately after such Conversion Event represent the right to receive such other securities, cash or property that Employee would have received or been entitled to had such Shares been outstanding immediately prior to such Conversion Event. Employee and Company agree that any termination of Employee’s Employment Agreement with the Company attendant to any Change in Control in which Employee is, in connection with such Change in Control, hired as an employee of a Continuing Employer shall not be deemed a termination of Employee’s Employment Agreement with a Continuing Employer for purposes of this Section 5.3 unless Employee resigns following the Change of Control for Good Reason.

6. Vesting of Shares and Issuance of Reserve Shares upon Committee Action. Notwithstanding Sections 3, 4, 5 and 11, the Committee reserves its right, exercisable at its sole discretion, including under Section 4.2 of the Plan to accelerate the vesting of all or any portion of any unvested Shares or issue all or any portion of the Reserve Performance Shares, including in connection with a Change in Control.

7. Restrictions Period. The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.” Until a Share becomes vested in accordance with Section 3, 4, 5 or 6, neither such Share nor any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), after written notice to the Company identifying the transferee to the reasonable satisfaction of the Company, to an intervivos or testamentary trust for the benefit of the Employee and/or the Employee’s spouse during the Employee’s life or to such other person or persons (individually or as trustee or trustees of a trust), for estate planning or gifting purposes, as the Committee may specifically approve. Any permitted transferee of Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that it shall receive and hold such Share or interest subject to the provisions of this Agreement, including but not limited to the forfeiture provisions hereof. For purposes of this Agreement, the term “Employee” shall include such a permitted transferee when appropriate.

8. Legend. All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

9. Retention of Certificate. The certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company. The Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to Employee, provided that, if the number of the Shares ultimately vested in Employee as of the Vesting Determination Date is different than the Grant Amount, then the certificate originally issued shall be cancelled and a new certificate representing the number of the Shares that have vested in Employee shall be delivered to Employee and all of the unvested Shares outstanding immediately after the Vesting Determination Date shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

10. Employee Shareholder Rights. During the Restriction Period, Employee shall have all the rights of a shareholder with respect to unvested Shares except for the right to transfer the Shares (as set forth in Section 7) and the right to receive dividends (subject to Section 11) with respect to the Performance Shares. Accordingly, Employee shall have the right (i) to vote all Shares other than the Earned Dividend Shares and (ii) to receive dividends on all Time Vesting Shares.

11. Dividends on Performance Shares. If the Company shall declare a cash dividend on shares of Common Stock at any time during the Performance Period, then the Performance Shares shall not receive such dividend, however, the number of Shares subject to this Agreement shall be increased by and the Company shall issue to Employee (subject to Section 9) immediately after such dividend a number of shares of Common Stock equal to (x) the amount of cash dividends Employee would have received with respect to Performance Shares if such dividend would have been paid with respect to the Performance Shares divided by (y) the closing price of a share of Common Stock on the payment date for such dividend. Of the shares of Common Stock which shall be made subject to this Agreement which are issuable in lieu of any cash dividend on the Performance Shares pursuant to the foregoing sentence (the “Earned Dividend Shares”), (a) such Earned Dividend Shares shall vest on the same date as the Performance Share in an amount equal to the Vesting Contribution multiplied by the Earned Dividend Shares, (b) no dividends shall be payable on such Earned Dividend Shares nor shall the provisions of this Section 11 relating to increasing the number of shares based upon dividend payments on the Performance Shares apply to such Earned Dividend Shares and (c) Employee shall have no right to vote such shares.

12. Changes in Capitalization. In the event that as a result of (a) any stock dividend, stock split or other change in the outstanding shares of Common Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Employee shall in his/her capacity as owner of unvested Shares (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or, different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

13. Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares or any grant or issuance of Reserve Performance Shares or Earned Dividend Shares hereunder. Employee may elect to satisfy such withholding tax obligation by having the Company retain Shares, Reserve Performance Shares, or Earned Dividend Shares if applicable, having a fair market value equal to the Company’s minimum withholding obligation. To the minimum extent reasonably determined by the Company to be necessary, the Company shall defer delivery of vested Shares to avoid any adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended. As of the date this Agreement has been executed, it is not expected the preceding sentence would apply except potentially to Earned Dividend Shares to vest pursuant to part (a) of the last sentence of Section 11.

14. Fractional Shares. The Company shall not be required to deliver any fractional Shares that may vest or become issuable pursuant to this Agreement or record or issue any fractional Share that may be issuable pursuant to Section 11 or 12. In lieu of any delivery, recordation or issuance of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, subject to recording or issuable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the Stock Price at such time multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

15. Miscellaneous.

15.1. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

15.2. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

15.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

15.4. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company and neither alters Employee’s at-will status.

15.5. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expenses.

15.6. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC. Signature Title	EMPLOYEE Name

EXHIBIT A

GOALS AND PERFORMANCE METRICS+

Goal		Metric
Description	Weighting Factor	Threshold	Target	Maximum

EXHIBIT B

EXAMPLE COMPUTATIONS

Goal –Relative TSR/RMS

Weighting Factor	35%

Achievement Level	70% of performance of the RMS

Threshold	75% of performance of the RMS

Computation of Vesting Contribution—Below threshold so Vesting Contribution is 0.0%

Goal—Relative TSR/Peer Group Average

Weighting Factor	15%

Achievement Level	95% of performance of the Peer Group Average

Threshold	65%

Target	105%

Computation:
Weighting Factor (WF)	15%
Times
Threshold Award (TA)	50%
Plus Proportion of Achievement between Threshold And Target (PA)	75	% (95%-65%)/(105%-65%)
Times	x 50%

Threshold Proportion (TP=PA x 50%)	37.5%

Total Contribution (TC=TP + TA)	87.5%

Vesting Contribution (WF x TC)	13.125%

Goal – Average EVA Spread Above WACC

Weighting Factor	50%

Achievement Level	200 bp

Target	150 bp

Vesting Contribution Exceeded Target so Vesting Contribution is Weighting Factor 50%

EXHIBIT C

WEIGHTED AVERAGE COST OF CAPITAL

FOR YEAR ENDED DECEMBER 31, 2004

FOR EXAMPLE PURPOSES ONLY

	Amount	Cost	% of Book Capitalization
Fixed Unsecured	$830,000	6.69%
Fixed Secured	148,763	6.63%
Floating Unsecured	187,000	2.89%
Floating Rate SWAPs	49,513	4.26%
Floating Secured	163,290	2.35%

Total Debt	$1,378,566	5.57%	56.0%
Preferred Stock	250,000	7.15%	10.2%
Common Stock	832,322	9.50%	33.8%

Total Book Capitalization	$2,460,888

Weighted Average Cost of Capital		7.06%